EXHIBIT 2.1






                          AGREEMENT AND PLAN OF MERGER


                                     between


                              STAR BANC CORPORATION

                                    as Buyer,


                                       and


                           GREAT FINANCIAL CORPORATION

                                    as Seller






                            Dated September 15, 1997

                                TABLE OF CONTENTS


                                    ARTICLE I
                                   THE MERGER


Section 1.01.              The Merger..............................           1
Section 1.02.              Closing.................................           2
Section 1.03.              Effective Time..........................           2
Section 1.04.              Additional Actions......................           2
Section 1.05.              Articles of Incorporation and Bylaws....           3
Section 1.06.              Boards of Directors and Officers........           3
Section 1.07.              Conversion of Securities................           3
Section 1.08.              Election Procedures.....................           4
Section 1.09.              Allocation Procedures...................           5
                           (a)  Stock Elections Less Than Stock
                                Amount                                        6
                           (b)  Stock Elections More Than Stock
                                Amount                                        6
                           (c)  Stock Elections Equal to Stock
                                Amount                                        7
                           (d)  Stock Elections and No Elections
                                Equal to Stock Amount                         7
Section 1.10.              Exchange Procedures.....................           7
Section 1.11.              Dissenting Shares.......................           9
Section 1.12.              No Fractional Shares....................           9
Section 1.13.              Anti-Dilution Adjustments...............          10
Section 1.14.              Reservation of Right to Revise
                           Transaction.............................          10


                                   ARTICLE II
               REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER


Section 2.01.              Organization and Authority..............          10
Section 2.02.              Subsidiaries............................          11
Section 2.03.              Capitalization..........................          12
Section 2.04.              Authorization...........................          12
Section 2.05.              Seller Financial Statements.............          13
Section 2.06.              Seller Reports..........................          14
Section 2.07.              Properties and Leases...................          14
Section 2.08.              Taxes...................................          15
Section 2.09.              Material Adverse Change.................          16
Section 2.10.              Commitments and Contracts...............          16
Section 2.11.              Litigation and Other Proceedings........          17
Section 2.12.              Insurance...............................          17
Section 2.13.              Compliance with Laws....................          17
Section 2.14.              Labor...................................          19
Section 2.15.              Material Interests of Certain Persons...          20
Section 2.16.              Allowance for Loan and Lease Losses;
                           Nonperforming Assets....................          20
Section 2.17.              Employee Benefit Plans..................          21
Section 2.18.              Conduct of Seller to Date...............          23
Section 2.19.              Proxy Statement, etc....................          24
Section 2.20.              Registration Obligations................          25
Section 2.21.              State Takeover Statutes; Seller's
                           Certificate of Incorporation............          25
Section 2.22.              Accounting, Tax and Regulatory Matters..          25
Section 2.23.              Brokers and Finders.....................          25
Section 2.24.              Other Activities........................          26
Section 2.25.              Interest Rate Risk Management
                           Instruments.............................          26
Section 2.26.              Accuracy of Information.................          27


                                   ARTICLE III
               REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER


Section 3.01.              Organization and Authority..............          27
Section 3.02.              Capitalization of Buyer.................          27
Section 3.03.              Authorization...........................          28
Section 3.04.              Buyer Financial Statements..............          29
Section 3.05.              Buyer Reports...........................          30
Section 3.06.              Material Adverse Change.................          30
Section 3.07.              Compliance with Laws....................          30
Section 3.08.              Registration Statement, etc.............          31
Section 3.09.              Brokers and Finders.....................          31
Section 3.10.              Litigation and Other Proceedings........          32
Section 3.11.              Taxes...................................          32
Section 3.12.              Accounting, Tax and Regulatory Matters..          33
Section 3.13.              Accuracy of Information.................          33

                                   ARTICLE IV
                CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME


Section 4.01.              Conduct of Businesses Prior to
                           the Effective Time......................          33
Section 4.02.              Forbearances............................          33


                                    ARTICLE V
                              ADDITIONAL AGREEMENTS


Section 5.01.              Access and Information..................          36
Section 5.02.              Registration Statement; Regulatory
                           Matters.................................          37
Section 5.03.              Stockholder Approval....................          37
Section 5.04.              Current Information.....................          38
Section 5.05.              Agreements of Affiliates................          38
Section 5.06.              Expenses................................          38
Section 5.07.              Securities Act and Exchange Act Filings.          39
Section 5.08.              Miscellaneous Agreements and Consents...          39
Section 5.09.              Employee Benefits.......................          39
Section 5.10.              Seller Stock Options....................          41
Section 5.11.              Seller Employee Stock Ownership Plan....          42
Section 5.12.              D&O Indemnification.....................          43
Section 5.13.              Press Releases..........................          43
Section 5.14.              State Takeover Statutes; Seller's
                           Certificate of Incorporation............          43
Section 5.15.              Best Efforts............................          43
Section 5.16.              Insurance...............................          44
Section 5.17.              Conforming Entries......................          44


                                   ARTICLE VI
                                   CONDITIONS


Section 6.01.              Conditions to Each Party's Obligation
                           To Effect the Merger....................          45
Section 6.02.              Conditions to Obligations of Seller
                           To Effect the Merger....................          46
                           (a)  Representations and Warranties               46
                           (b)  Performance of Obligations                   46
Section 6.03.              Conditions to Obligations of Buyer To
                           Effect the Merger.......................          46
                           (a)  Representations and Warranties               47
                           (b)  Performance of Obligations                   47


                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER


Section 7.01.              Termination.............................          47
Section 7.02.              Effect of Termination...................          48
Section 7.03.              Amendment...............................          48
Section 7.04.              Severability............................          49
Section 7.05.              Waiver..................................          49


                                  ARTICLE VIII
                               GENERAL PROVISIONS


Section 8.01.              Non-Survival of Representations,
                           Warranties and Agreements...............          49
Section 8.02.              Notices.................................          49
Section 8.03.              Miscellaneous...........................          50

                                    EXHIBITS


Exhibit A                  Form of Stock Option Agreement
Exhibit B                  Form of Affiliate Letter

                          AGREEMENT AND PLAN OF MERGER


                  This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into on September 15, 1997 by and between Star Banc Corporation, an Ohio corporation ("Buyer"), and Great Financial Corporation, a Delaware corporation ("Seller").

                              W I T N E S S E T H:

                  WHEREAS, Buyer is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "Holding Company Act"); and

                  WHEREAS, Seller is a registered unitary savings and loan holding company under Home Owners' Loan Act, as amended ("HOLA"); and

                  WHEREAS, the Board of Directors of Seller and the Executive Committee of the Board of Directors of Buyer have approved the merger (the "Merger") of Seller with and into Buyer pursuant to the terms and subject to the conditions of this Agreement; and

                  WHEREAS, as a condition to, and immediately prior to execution of this Agreement, Buyer and Seller will enter into a stock option agreement (the "Stock Option Agreement") in the form attached hereto as Exhibit A; and

                  WHEREAS,   the   parties   desire  to  provide   for   certain
undertakings,   conditions,   representations,   warranties   and  covenants  in
connection with the transactions contemplated by this Agreement.

                  NOW THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER


                  1.01. THE MERGER. Subject to the terms and conditions of this Agreement, Seller shall be merged with and into Buyer in accordance with the Delaware General Corporation Law (the "DGCL") and the Ohio General Corporation Law (the "OGCL") and the separate corporate existence of Seller shall cease. Buyer shall be the surviving corporation of the Merger (sometimes referred to herein as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Ohio.

                  1.02. CLOSING. The closing (the "Closing") of the Merger shall take place at 10:00 a.m., local time, on the date that the Effective Time (as defined in Section 1.03) occurs, or at such other time, and at such place, as Buyer and Seller shall agree (the "Closing Date").

                  1.03. EFFECTIVE TIME. The Merger shall become effective on the date and at the time (the "Effective Time") on which appropriate documents in respect of the Merger are filed with the Secretaries of State of the States of Ohio and Delaware in such form as required by, and in accordance with, the relevant provisions of the DGCL and OGCL. Subject to the terms and conditions of this Agreement, the Effective Time shall occur on any such date on or after January 2, 1998 as Buyer shall notify Seller in writing (such notice to be at least five business days in advance of the Effective Time) but (i) not earlier than the satisfaction of all conditions set forth in Section 6.01(a) and 6.01(b) (the "Approval Date") and (ii) subject to clause (i), not later than the first business day of the first full calendar month commencing at least five business days after the Approval Date. As soon as practicable following the Effective Time, Buyer and Seller shall cause a certificate or plan of merger reflecting the terms of this Agreement to be delivered for filing and recordation with other appropriate state or local officials in the States of Ohio and Delaware in accordance with the OGCL and the DGCL, respectively.

                  1.04. ADDITIONAL ACTIONS. If, at any time after the Effective Time, Buyer or the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Seller or Buyer or (b) otherwise carry out the purposes of this Agreement, Seller and Buyer and each of their respective officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances and to do all acts necessary or desirable to vest, perfect or confirm title and possession to such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Seller or otherwise to take any and all such action.

                  1.05. ARTICLES OF INCORPORATION AND REGULATIONS. The Articles of Incorporation and Regulations of Buyer in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Regulations of the Surviving Corporation following the Merger until otherwise amended or repealed.

                  1.06. BOARDS OF DIRECTORS AND OFFICERS. At the Effective Time, the directors and officers of Buyer immediately prior to the Effective Time shall be directors and officers, respectively, of the Surviving Corporation following the Merger; such directors and officers shall hold office in accordance with the Surviving Corporation's Articles of Incorporation and Regulations and applicable law.

                  1.07. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Seller or the holder of any of the following securities:

                  (i) Each share of the common stock, par value $5.00 per share, of Buyer ("Buyer Common Stock") that is issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unchanged after the Merger and thereafter shall together with shares of Buyer Common Stock issued in the Merger constitute all of the issued and outstanding capital stock of the Surviving Corporation; and

                  (ii) Each share of the common stock, par value $.01 per share, of Seller ("Seller Common Stock") issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and, other than any Dissenting Shares (as defined in Section 1.11), shall be converted into and become the right to receive, at the election of the holder thereof as provided in Section 1.08:

                  (1) 0.949 (the "Exchange Ratio") shares of Buyer Common Stock (the "Per Share Stock Consideration"), or

                  (2)  $44.00 in cash (the "Per Share Cash Consideration").

The aggregate number of shares of Buyer Common Stock that shall be issued in the Merger (the "Stock Amount") shall equal as nearly as practicable (a) seventy percent (70%), times (b) the Exchange Ratio, times (c) the number of shares of Seller Common Stock outstanding as of the Effective Time; provided however that in the event that (x) the Stock Amount times (y) the closing price of a share of Buyer Common Stock on the New York Stock Exchange, Inc. ("NYSE") composite tape on the last trading day prior to the Effective Time (the "Closing Price") is less than (q) fifty percent (50%) times (r) the number of shares of Seller Common Stock outstanding as of the Effective Time times (s) the closing price of a share of Seller Common Stock on the Nasdaq National Market System on the last trading day prior to the Effective Time, then the Stock Amount shall equal (j) fifty percent (50%) times (k) the number of shares of Seller Common Stock outstanding as of the Effective Time times (l) the closing price of a share of Seller Common Stock on the Nasdaq National Market System on the last trading day prior to the Effective Time, divided by (m) the Closing Price.

                  1.08. ELECTION PROCEDURES. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Seller Common Stock shall pass, only upon proper delivery of such certificates to an exchange agent designated by Buyer and reasonably acceptable to Seller (the "Exchange Agent")) in such form as Buyer and Seller shall mutually agree ("Election Form") shall be mailed approximately 25 days prior to the anticipated Effective Time or on such other date as Buyer and Seller shall mutually agree ("Mailing Date") to each holder of record of Seller Common Stock as of five business days prior to the Mailing Date ("Election Form Record Date"). Buyer shall determine the anticipated Effective Time (the "Anticipated Effective Time") in its sole discretion and the failure of the Effective Time to occur at the Anticipated Effective Time for purposes of this Section 1.08 shall not affect the time periods which are established for purposes of these election procedures; provided that the Effective Time occurs no later than 45 days following the Mailing Date. All Election Forms will become revocable if the Effective Time has not occurred within 45 days of the Mailing Date.

                  Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect to receive Buyer Common Stock with respect to some or all of such holder's Seller Common Stock ("Stock Election Shares"), to elect to receive cash with respect to some or all of such holder's Seller Common Stock ("Cash Election Shares") or to indicate that such holder makes no election ("No Election Shares"). For purposes of this Section 1.08, Dissenting Shares shall be treated as Cash Election Shares for purposes of this Section 1.08 but shall not be converted into the Per Share Stock Consideration or the Per Share Cash consideration except as provided in Section 1.11.

                  Any Seller Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m. on the 20th day following the Mailing Date (or such other time and date as Buyer and Seller may mutually agree) (the "Election Deadline") shall be deemed to be "No Election Shares."

                   Buyer shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Seller Common Stock between the Election Form Record Date and close of business on the business day prior to the Election Deadline, and Seller shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

                  Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Seller Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form (i) at or prior to the Election Deadline and (ii) so long as prior to the Effective Time, at any time 45 days following the Mailing Date. In the event an Election Form is revoked prior to the Election Deadline, the shares of Seller Common Stock represented by such Election Form shall become No Election Shares and Buyer shall cause the certificates representing Seller Common Stock to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form, which person may then submit a new Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Buyer nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

                  1.09. ALLOCATION PROCEDURES. Within ten business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon after the Effective Time as practicable, Buyer shall cause the Exchange Agent to effect the allocation among the holders of Seller Common Stock of rights to receive Buyer Common Stock and/or cash in the Merger in accordance with the Election Forms as follows:

                  (a) STOCK ELECTIONS LESS THAN STOCK AMOUNT. If the number of shares of Buyer Common Stock that would be issued upon conversion in the Merger of the Stock Election Shares is less than the Stock Amount, then:

                           (i) all Stock Election Shares shall be converted into
                   the right to receive Buyer Common Stock,

                           (ii) the Exchange Agent shall allocate pro rata first
                   from among the holders of No Election Shares and then (if necessary) pro rata from among the Cash Election Shares, a sufficient number of shares ("Stock Designated Shares") such that the number of shares of Buyer Common Stock that will be issued in the Merger equals as closely as practicable the Stock Amount, and all Stock Designated Shares shall be converted into the right to receive Buyer Common Stock, and

                           (iii) the Cash  Election  Shares and the No  Election
                   Shares which are not Stock Designated Shares shall be converted into the right to receive cash;

                   (b) STOCK ELECTIONS MORE THAN STOCK AMOUNT. If the number of shares of Buyer Common Stock that would be issued upon the conversion into Buyer Common Stock of the Stock Election Shares is greater than the Stock Amount, then:
                           (i) all Cash Election  Shares and No Election  Shares
                   shall be converted into the right to receive cash,

                           (ii) the Exchange  Agent shall allocate pro rata from
                   among the Stock Election Shares, a sufficient number of shares ("Cash Designated Shares") such that the number of shares of Buyer Common Stock that will be issued in the Merger equals as closely as practicable the Stock Amount, and all Cash Designated Shares shall be converted into the right to receive cash, and

                           (iii) the Stock  Election  Shares  which are not Cash
                   Designated Shares shall be converted into the right to receive Buyer Common Stock; or

                   (c) STOCK ELECTIONS EQUAL TO STOCK AMOUNT. If the number of shares of Buyer Common Stock that would be issued upon conversion into Buyer Common Stock of the Stock Election Shares is equal as nearly as practicable (as determined by the Exchange Agent) to the Stock Amount, then subparagraphs (a) and (b) above and subparagraph (d) below shall not apply and all Stock Election Shares shall be converted into the right to receive Buyer Common Stock and all Cash Election Shares and No Election Shares shall be converted into the right to receive cash; or

                   (d) STOCK ELECTIONS AND NO ELECTIONS EQUAL TO STOCK AMOUNT. If the number of shares of Buyer Common Stock that would be issued upon the conversion into Buyer Common Stock of the Stock Election Shares and No Election Shares would equal as nearly as practicable (as determined by the Exchange Agent) the Stock Amount, then subparagraphs (a), (b) and
        (c) above shall not apply and all Cash Election Shares shall be converted into the right to receive cash and all Stock Election Shares and No Election Shares shall be converted into the right to receive Buyer Common Stock.

                   1.10. EXCHANGE PROCEDURES. (a) At or prior to the Effective Time, Buyer shall deposit with the Exchange Agent for the benefit of holders of certificates the Merger Consideration (as defined below) (the Merger Consideration so deposited with the Exchange Agent being the "Exchange Fund").

                   (b) Holders of record of certificates formerly representing shares of Seller Common Stock (the "Certificates") who have not previously delivered the Certificates to the Exchange Agent shall be instructed to tender such Certificates to Buyer pursuant to a letter of transmittal that Buyer shall deliver or cause to be delivered to such holders. Holders of Certificates who have previously delivered the Certificates to the Exchange Agent shall deliver a completed letter of transmittal. Buyer in consultation with Seller shall have the option of including within the election forms distributed pursuant to
Section 1.08 a form of letter of transmittal to be used for this purpose. Such letters of transmittal shall specify that risk of loss and title to Certificates shall pass only upon delivery of such Certificates to Buyer.

                   (c) Subject to Section 1.12, after the Effective Time, each previous holder of a Certificate that surrenders such Certificate with a duly executed exchange form or letter of transmittal, as applicable, to the Exchange Agent will be entitled to a certificate or certificates representing the number of full shares of Buyer Common Stock or cash, as the case may be, into which the Certificate so surrendered shall have been converted pursuant to this Agreement and any distribution theretofore declared and not yet paid with respect to such shares of Buyer Common Stock, without interest.

                   (d) Buyer or the Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as Buyer or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as Buyer or the Exchange Agent may require.

                   (e) Each outstanding Certificate shall until duly surrendered to Buyer or the Exchange Agent be deemed to evidence ownership of the consideration into which the stock previously represented by such Certificate shall have been converted pursuant to this Agreement.

                   (f) Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Buyer, upon demand, and any holders of Certificates who have not theretofore complied with this Section 1.10shall thereafter look only to Buyer for payment of their claim for the Per Share Cash Consideration or Buyer Common Stock.

                   (g) After the Effective Time, holders of Certificates shall cease to have rights with respect to the stock previously represented by such Certificates, and their sole rights shall be to exchange such Certificates for the consideration provided for in this Agreement. After the Effective Time, there shall be no further transfer on the records of Seller of Certificates, and if such Certificates are presented to Seller for transfer, they shall be cancelled against delivery of the consideration provided therefor in this Agreement. Buyer shall not be obligated to deliver the consideration to which any former holder of Seller Common Stock is entitled as a result of the Merger until such holder surrenders the Certificates as provided herein. No dividends declared will be remitted to any person entitled to receive Buyer Common Stock under this Agreement until such person surrenders the Certificate representing the right to receive such Buyer Common Stock, at which time such dividends shall be remitted to such person, without interest and less any taxes that may have been imposed thereon. Certificates surrendered for exchange by any person constituting an "affiliate" of Seller for purposes of Rule 145 of the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act"), shall not be exchanged for certificates representing Buyer Common Stock until Buyer has received a written agreement from such person in the form attached as Exhibit B. Neither the Exchange Agent nor any party to this Agreement nor any affiliate thereof shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Seller to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

                   1.11. DISSENTING SHARES. (a) "Dissenting Shares" means any shares held by any holder who becomes entitled to payment of the fair value of such shares under the DGCL. Any holders of Dissenting Shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of the DGCL; PROVIDED, HOWEVER, that if, in accordance with the DGCL, any holder of Dissenting Shares shall forfeit such right to payment of the fair value of such shares, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration provided in this Article I.

                   (b) Seller shall give Buyer (i) prompt notice of any written objections to the Merger and any written demands for the payment of the fair value of any shares, withdrawals of such demands, and any other instruments served pursuant to the DGCL received by Seller and (ii) the opportunity to direct all negotiations and proceedings with respect to such demands under the DGCL. Seller shall not voluntarily make any payment with respect to any demands for payment of fair value and shall not, except with the prior written consent of Buyer, settle or offer to settle any such demands.

                   1.12. NO FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Buyer Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of Buyer Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Closing Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

                   1.13. ANTI-DILUTION ADJUSTMENTS. If prior to the Effective Time Buyer shall declare a stock dividend or make distributions upon or subdivide, split up, reclassify or combine or make similar changes to Buyer Common Stock or exchange Buyer Common Stock for a different number or kind of shares or securities or declare a dividend or make a distribution on Buyer Common Stock or on any security convertible into Buyer Common Stock, or is involved in any transaction resulting in any of the foregoing (including any exchange of Buyer Common Stock for a different number or kind of shares or securities), appropriate adjustment or adjustments will be made to the Exchange Ratio.

                   1.14. RESERVATION OF RIGHT TO REVISE TRANSACTION. Buyer may with Seller's consent (which will not be unreasonably withheld) at any time change the method of effecting the acquisition of Seller or Seller's Subsidiaries by Buyer and Seller shall cooperate in such efforts (including without limitation (a) modifying the provisions of this Article I and (b) causing the merger of Great Financial Bank, F.S.B. a federally chartered savings bank and wholly owned subsidiary of Seller ("Seller Bank") and/or any of the Banks (as defined herein) with any depository institution which is a Subsidiary of Buyer (any such merger together with the Merger being referred to herein as the "Transactions")) if and to the extent it deems such change to be desirable, including without limitation to provide for a merger of Seller into a wholly-owned subsidiary of Buyer, in which such subsidiary of Buyer is the surviving corporation, PROVIDED, HOWEVER, that no such change shall (A) alter or change the amount or kind of consideration to be issued to holders of Seller Common Stock as provided for in this Agreement (the "Merger Consideration"), (B) adversely affect the tax treatment to Seller's stockholders as a result of receiving the Merger Consideration, or (C) materially impede or delay the consummation of the transactions contemplated by this Agreement.


                                   ARTICLE II

               REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER


                   Seller represents and warrants to and covenants with Buyer as follows:

                   2.01. ORGANIZATION AND AUTHORITY. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Seller is registered as a unitary savings and loan holding company with the Office of Thrift Supervision (the "OTS") under HOLA. True and complete copies of the Certificate of Incorporation and the Bylaws of Seller and, to the extent requested in writing by Buyer, of the articles of incorporation and bylaws of the Seller Subsidiaries (as defined in Section 2.02), each as in effect on the date of this Agreement, have been provided to Buyer.

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

                   2.02. SUBSIDIARIES. Schedule 2.02 sets forth, among other things, a complete and correct list of all of Seller's Subsidiaries (each a "Seller Subsidiary" and collectively the "Seller Subsidiaries"), all outstanding Equity Securities of each of which, except as set forth on Schedule 2.02, are owned directly or indirectly by Seller. "Equity Securities" of an issuer means capital stock or other equity securities of such issuer, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other Equity Securities of such issuer, or contracts, commitments, understandings or arrangements by which such issuer is or may become bound to issue additional shares of its capital stock or other Equity Securities of such issuer, or options, warrants, scrip or rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other Equity Securities. Except as set forth on Schedule 2.02, all of the outstanding shares of capital stock of the Seller Subsidiaries are validly issued, fully paid and nonassessable, and those shares owned by Seller are owned free and clear of any lien, claim, charge, option, encumbrance, agreement, mortgage, pledge, security interest or restriction (a "Lien") with respect thereto. Each of the Seller Subsidiaries is a corporation or association duly incorporated or organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as disclosed in Schedule 2.02, each of the Seller Subsidiaries is duly qualified to do business in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it so to be qualified, except where the failure to so qualify would not have a material adverse effect on the financial condition, results of operations or business (collectively, the "Condition") of Seller and its Subsidiaries, taken as a whole. Except for the Equity Securities of Seller Bank of which Seller owns 100% and except as set forth on Schedule 2.02, Seller does not own beneficially, directly or indirectly, any shares of any class of Equity Securities or similar interests of any corporation, bank, business trust, association or similar organization. Seller Bank is chartered by the OTS. The deposits of Seller Bank are insured by the Savings Association Insurance Fund ("SAIF"). Except as set forth on Schedule 2.02, neither Seller nor any Seller Subsidiary holds any interest in a partnership or joint venture of any kind.

                   2.03. CAPITALIZATION.  The authorized capital stock of Seller consists of (i) 24,000,000 shares of Seller Common Stock, of which, as of August 29, 1997, 13,804,439 shares were issued and outstanding and (ii) 1,000,000 shares of preferred stock, $1.00 par value ("Seller Preferred Stock"), of which, as of August 29, 1997, no shares were issued or outstanding. As of August 29, 1997, Seller had reserved 1,523,182 shares of Seller Common Stock for issuance under Seller's stock option and incentive plans, a list of which is set forth on
Schedule 2.03 (the "Seller Stock Plans"), pursuant to which options ("Seller Stock Options") covering 1,484,631 shares of Seller Common Stock were outstanding as of August 29, 1997. Since August 29, 1997, no Equity Securities of Seller have been issued other than shares of Seller Common Stock which may have been issued upon the exercise of Seller Stock Options. Except as set forth above, there are no other Equity Securities of Seller outstanding. All of the issued and outstanding shares of Seller Common Stock are validly issued, fully paid, and nonassessable, and have not been issued in violation of any preemptive right of any stockholder of Seller. Seller maintains a dividend reinvestment plan or similar plan. Seller has not entered into a shareholders rights plan or similar plan.

                   2.04. AUTHORIZATION. (a) Seller has the corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement by the stockholders of Seller, to carry out its obligations hereunder. The only stockholder vote required for Seller to approve this Agreement is the affirmative vote of the holders of at least a majority of the shares of Seller Common Stock entitled to vote at a meeting called for such purpose. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by the Board of Directors of Seller. Subject to approval by the stockholders of Seller, this Agreement is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

                   (b) Except as set forth on Schedule 2.04B, neither the execution nor delivery nor performance by Seller of this Agreement, nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any material Lien upon any of the material properties or assets of Seller or any Seller Subsidiary under any of the terms, conditions or provisions of (x) its articles or certificate of incorporation or bylaws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or any Seller Subsidiary is a party or by which it may be bound, or to which Seller or any Seller Subsidiary or any of the material properties or assets of Seller or any Seller Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in paragraph (c) of this Section 2.04, to the best knowledge of Seller, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any Seller Subsidiary or any of their respective material properties or assets.

                   (c) Other than in connection or compliance with the provisions of the DGCL, the OGCL, the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the Holding Company Act, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), or any required approvals or filings pursuant to any state statutes or regulations applicable to the Banks with respect to the transactions contemplated by this Agreement, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Seller of the transactions contemplated by this Agreement.

                   2.05. SELLER FINANCIAL STATEMENTS. The consolidated balance sheets of Seller and its Subsidiaries as of December 31, 1996, 1995 and 1994 and related consolidated statements of income, cash flows and changes in stockholders' equity for each of the three years in the three-year period ended December 31, 1996, together with the notes thereto, audited by Deloitte & Touche LLP and included in an annual report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC"), and the unaudited consolidated balance sheets of Seller and its Subsidiaries as of March 31 and June 30, 1997 and the related unaudited consolidated statements of income and cash flows for the periods then ended included in quarterly reports on Form 10-Q (each a "Seller Form 10-Q") as filed with the SEC (collectively, the "Seller Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP"), present fairly the consolidated financial position of Seller and its Subsidiaries at the dates and the consolidated results of operations, cash flows and changes in stockholders' equity of Seller and its Subsidiaries for the periods stated therein and are derived from the books and records of Seller and its Subsidiaries, which are complete and accurate in all material respects and have been maintained in all material respects in accordance with applicable laws and regulations. Neither Seller nor any of its Subsidiaries has any material contingent liabilities that are not described in the financial statements described above.

                   2.06. SELLER REPORTS. Except as set forth in Schedule 2.06, since January 1, 1994 each of Seller and the Seller Subsidiaries has filed all material reports, registrations and statements, together with any required material amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) the OTS, (iii) the FDIC, and (iv) any other federal, state, municipal, local or foreign government, securities, banking, savings and loan, insurance and other governmental or regulatory authority and the agencies and staffs thereof (the entities in the foregoing clauses (i) through (iv) being referred to herein collectively as the "Regulatory Authorities" and individually as a "Regulatory Authority"). All such reports and statements filed with any such Regulatory Authority are collectively referred to herein as the "Seller Reports." As of its respective date, each Seller Report complied in all material respects with all the rules and regulations promulgated by the applicable Regulatory Authority and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                   2.07. PROPERTIES AND LEASES. Except as may be reflected in the Seller Financial Statements, except for any Lien for current taxes not yet delinquent and except with respect to assets classified as real estate owned, Seller and its Subsidiaries have good title free and clear of any material Lien to all the real and personal property reflected in Seller's consolidated balance sheet as of June 30, 1997 included in the most recent Seller Form 10-Q and, in each case, all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases material to Seller or any Seller Subsidiary pursuant to which Seller or any Seller Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any material existing default by Seller or any Seller Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all of Seller's and Seller Subsidiaries' buildings, structures and equipment in regular use have been well maintained and are in good and serviceable condition, normal wear and tear excepted.

                   2.08. TAXES. Except as previously disclosed to Buyer, Seller and each Seller Subsidiary have timely filed or will timely (including extensions) file all material tax returns required to be filed at or prior to the Closing Date ("Seller Returns"). Each of Seller and its Subsidiaries has paid, or set up adequate reserves on the Seller Financial Statements for the payment of, all taxes required to be paid in respect of the periods covered by such returns and has set up adequate reserves on the most recent financial statements Seller has filed under the Exchange Act for the payment of all taxes anticipated to be payable in respect of all periods up to and including the latest period covered by such financial statements. To the knowledge of Seller, neither Seller nor any Seller Subsidiary will have any liability material to the Condition of Seller and the Seller Subsidiaries, taken as a whole, for any such taxes in excess of the amounts so paid or reserves so established and no material deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or definitely) against any of Seller or any Seller Subsidiary which would not be covered by existing reserves. Neither Seller nor any Seller Subsidiary is delinquent in the payment of any material tax, assessment or governmental charge, nor, except as previously disclosed, has it requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed and no requests for waivers of the time to assess any tax are pending. The federal and state income tax returns of Seller and the Seller Subsidiaries have been audited and finally settled by the Internal Revenue Service (the "IRS") or appropriate state tax authorities or the relevant statute of limitations has expired for all periods ended through December 31, 1993. There is no deficiency or refund litigation or matter in controversy with respect to Seller Returns. Neither Seller nor any Seller Subsidiary has extended or waived any statute of limitations on the assessment of any tax due that is currently in effect.

                   2.09. MATERIAL ADVERSE CHANGE. Since June 30, 1997, there has been no material adverse change in the Condition of Seller and its Subsidiaries, taken as a whole, except as may have resulted or may result from changes to laws and regulations or changes in economic conditions applicable to banking or thrift institutions generally or in general levels of interest rates affecting banking or thrift institutions generally.

                   2.10.  COMMITMENTS AND CONTRACTS.  (a) Except as set forth on
Schedule 2.10A, neither Seller nor any Seller Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

                           (i) any material agreement, arrangement or commitment
                   (A) not made in the ordinary course of business or (B) pursuant to which Seller or any of its Subsidiaries is or may become obligated to invest in or contribute capital to any Seller Subsidiary;

                           (ii) any agreement, indenture or other instrument not
                   disclosed in the Seller Financial Statements relating to the borrowing of money by Seller or any Seller Subsidiary or the guarantee by Seller or any Seller Subsidiary of any such obligation (other than trade payables or instruments related to transactions entered into in the ordinary course of business by any Seller Subsidiary, such as deposits and Fed Funds or similar borrowings);

                           (iii) any contract,  agreement or understanding  with
                   any labor union or collective bargaining organization;

                           (iv) any contract  containing  covenants  which limit
                   the ability of Seller or any Seller Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Seller or any Seller Subsidiary may carry on its business (other than as may be required by law or any applicable Regulatory Authority);

                           (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC and which is not listed in Seller's SEC Reports; or

                           (vi)  any   lease   with   annual   rental   payments
                   aggregating $500,000 or more.

                   (b) Neither Seller nor any Seller Subsidiary is in violation of its charter documents or bylaws or in default under any material agreement, commitment, arrangement, lease, insurance policy, or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except, in all cases, where such default would not have a material adverse effect on the Condition of Seller and its Subsidiaries, taken as a whole.

                   2.11. LITIGATION AND OTHER PROCEEDINGS. Except as set forth on Schedule 2.11, neither Seller nor any Seller Subsidiary is a party to any pending or, to the best knowledge of Seller, threatened claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or reasonably could not be expected to have, a material adverse effect on the Condition of Seller and its Subsidiaries, taken as a whole, or which purports or seeks to enjoin or restrain the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, there are no actions, suits, or proceedings pending or, to the best knowledge of Seller, threatened against Seller or any Seller Subsidiary or any of their respective officers or directors by any stockholder of Seller or any Seller Subsidiary (or any former stockholder of Seller or any Seller Subsidiary) or involving claims under the Securities Act, the Exchange Act, the Community Reinvestment Act of 1977, as amended, or the fair lending laws.

                   2.12. INSURANCE. Each of Seller and its Subsidiaries has taken all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Agreement and the transactions contemplated hereby) occurring prior to the Effective Time that are known to Seller, except for such matters which, individually or in the aggregate, will not have and reasonably could not be expected to have a material adverse effect on the Condition of Seller and its Subsidiaries, taken as a whole.

                   2.13.  COMPLIANCE  WITH  LAWS.  (a)  Except as  disclosed  in
Schedule 2.13A, Seller and each of its Subsidiaries have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of Seller and its Subsidiaries; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Seller, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current.

                 (b)  Except  for   failures  to  comply  or  defaults   which
individually or in the aggregate would not have a material adverse effect on the Condition of Seller and its Subsidiaries, taken as a whole, (i) each of Seller and its Subsidiaries has complied with all laws, regulations and orders (including without limitation zoning ordinances, building codes, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and securities, tax, environmental, civil rights, and occupational health and safety laws and regulations and including without limitation in the case of any Seller Subsidiary that is a bank or savings association, banking organization, banking corporation or trust company, all statutes, rules, regulations and policy statements pertaining to the conduct of a banking, deposit-taking, lending or related business, or to the exercise of trust powers) and governing instruments applicable to them and to the conduct of their business, and (ii) neither Seller nor any Seller Subsidiary is in default under, and no event has occurred which, with the lapse of time or notice or both, could result in the default under, the terms of any judgment, order, writ, decree, permit, or license of any Regulatory Authority or court, whether federal, state, municipal, or local and whether at law or in equity. Except as set forth in Schedule 2.13(b), neither Seller nor any Seller Subsidiary is subject to or reasonably likely to incur a liability as a result of its ownership, operation, or use of any Property (as defined below) of Seller (whether directly or, to the best knowledge of Seller, as a consequence of such Property being part of the investment portfolio of Seller or any Seller Subsidiary) (A) that is contaminated by or contains any hazardous waste, toxic substance, or related materials, including without limitation asbestos, PCBs, pesticides, herbicides, and any other substance or waste that is hazardous to human health or the environment (collectively, a "Toxic Substance"), or (B) on which any Toxic Substance has been stored, disposed of, placed, or used in the construction thereof. "Property" of a person shall include all property (real or personal, tangible or intangible) owned or controlled by such person, including without limitation property under foreclosure, property held by such person or any Subsidiary of such person in its capacity as a trustee and property in which any venture capital or similar unit of such person or any Subsidiary of such person has an interest. Except as set forth in Schedule 2.13(b), no claim, action, suit, or proceeding is pending against Seller or any Seller Subsidiary relating to Property of Seller before any court or other Regulatory Authority or arbitration tribunal relating to hazardous substances, pollution, or the environment, and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Seller or any Seller Subsidiary with respect to the same. Except for statutory or regulatory restrictions of general application or as disclosed in Schedule 2.13(b), no Regulatory Authority has placed any restriction on the business of Seller or any Seller Subsidiary which reasonably could be expected to have a material adverse effect on the Condition of Seller and its Subsidiaries, taken as a whole.

                   (c) From and after January 1, 1994, neither Seller nor any Seller Subsidiary has received any notification or communication which has not been resolved from any Regulatory Authority (i) asserting that any Seller or any Subsidiary of Seller, is not in substantial compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces, except with respect to matters which (A) are set forth on Schedule 2.13C or in any writing previously furnished to Buyer and (B) reasonably could not be expected to have a material adverse effect on the Condition of Seller and its Subsidiaries, taken as a whole, (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to the Condition of Seller and its Subsidiaries, taken as a whole, including without limitation such company's status as an insured depositary institution under the Federal Deposit Insurance Act, or (iii) requiring or threatening to require Seller or any of its Subsidiaries, or indicating that Seller or any of its Subsidiaries may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to direct, restrict or limit in any manner the operations of Seller or any of its Subsidiaries, including without limitation any restriction on the payment of dividends. No such cease and desist order, agreement or memorandum of understanding or other agreement is currently in effect.

                   (d) Neither  Seller nor any Seller  Subsidiary is required by
Section 32 of the Federal Deposit Insurance Act to give prior notice to any federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

                   2.14. LABOR. No work stoppage involving Seller or any Seller Subsidiary, is pending or, to the best knowledge of Seller, threatened. Neither Seller nor any Seller Subsidiary is involved in, or, to the best knowledge of Seller, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which reasonably could be expected to have a material adverse affect on the Condition of Seller and its Subsidiaries, taken as a whole. Employees of neither Seller nor any Seller Subsidiary, are represented by any labor union or any collective bargaining organization.

                   2.15. MATERIAL INTERESTS OF CERTAIN PERSONS. (a) Except as set forth in Seller's Proxy Statement for its 1997 Annual Meeting of Stockholders, to the best knowledge of Seller, no officer or director of Seller or any Subsidiary of Seller, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of, Seller or any Subsidiary of Seller, which in the case of Seller is required to be disclosed by Item 404 of Regulation S-K promulgated by the SEC or in the case of any such Subsidiary would be required to be so disclosed if such Subsidiary had a class of securities registered under Section 12 of the Exchange Act.

                   (b) Each outstanding loan from Seller or any Seller Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was or would be required under any rule or regulation to be approved by or reported to Seller's or Seller Subsidiary's Board of Directors ("Insider Loans") was approved by or reported to the appropriate board of directors in accordance with applicable law and regulations. Except as set forth on Schedule 2.15B, no Insider Loan has a principal balance as of the date hereof in excess of $250,000 or a line of credit in excess of $100,000.

                   2.16. ALLOWANCE FOR LOAN AND LEASE LOSSES; NONPERFORMING ASSETS. (a) The allowances for loan and lease losses contained in the Seller Financial Statements were established in accordance with the past practices and experiences of Seller and its Subsidiaries, and the allowance for loan losses shown on the consolidated condensed balance sheet of Seller and its Subsidiaries contained in the most recent Seller Form 10-Q is adequate in all material respects under the requirements of GAAP to provide for possible losses on loans (including without limitation accrued interest receivable) and credit commitments (including without limitation stand-by letters of credit) outstanding as of the date of such balance sheet.

                   (b) The aggregate amount of all Nonperforming Assets (as defined below) on the books of Seller and its Subsidiaries did not exceed $95,000,000 as of June 30, 1997. "Nonperforming Assets" shall mean (i) all loans and leases (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on nonaccrual status, and (C) where the interest rate terms have been reduced and/or the maturity dates have been extended and/or otherwise restructured by Seller's Subsidiary subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, and (ii) all assets classified as real estate acquired through foreclosure or repossession and other assets acquired through foreclosure or repossession.

                   2.17.  EMPLOYEE  BENEFIT  PLANS.  (a)  Except as set forth in
Schedule 2.17A, neither Seller nor any Seller Subsidiary is a party to any existing employment, management, consulting, deferred compensation, change-in-control or other similar contract. Schedule 2.17A lists all pension, retirement, supplemental retirement, savings, profit sharing, stock option, stock purchase, stock ownership, stock appreciation right, deferred compensation, consulting, bonus, medical, disability, workers' compensation, vacation, group insurance, severance and other material employee benefit, incentive and welfare policies, contracts, plans and arrangements, and all trust agreements related thereto, maintained (currently or at any time in the last five years) by or contributed to by Seller or any Seller Subsidiary in respect of any of the present or former directors, officers, or other employees of and/or consultants to Seller or any Seller Subsidiary (collectively, "Seller Employee Plans"). Seller has furnished Buyer with the following documents with respect to each Seller Employee Plan: (i) a true and complete copy of all written documents comprising such Seller Employee Plan (including amendments and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of the Seller Employee Plan; (ii) the most recent Form 5500 or Form 5500-C (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent Internal Revenue Service determination letter, if any. Without limiting the generality of the foregoing, Seller has furnished Buyer with true and complete copies of each form of stock option grant or stock option agreement that is outstanding under any stock option plan of Seller or any Seller Subsidiary.

                   (b) All Seller Employee Plans have been maintained and operated materially in accordance with their terms and with the material requirements of all applicable statutes, orders, rules and final regulations, including without limitation ERISA and the Internal Revenue Code. All contributions required to be made to Seller Employee Plans have been made.

                   (c) With respect to each of the Seller Employee Plans which is a pension plan (as defined in Section 3(2) of ERISA) (the "Pension Plans"):
2.(xv) each Pension Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Internal Revenue Code has been determined to be so qualified by the Internal Revenue Service and, to the knowledge of Seller, such determination letter may still be relied upon, except as disclosed in Schedule 2.17A, and each related trust is exempt from taxation under Section 501(a) of the Internal Revenue Code; 2.(xvi) the present value of all benefits vested and all benefits accrued under each Pension Plan which is subject to Title IV of ERISA, valued using the assumptions in the most recent actuarial report, did not, in each case, as of the last applicable annual valuation date (as indicated on Schedule 2.17A), exceed the value of the assets of the Pension Plan allocable to such vested or accrued benefits; 2.(xvii) to the best knowledge of Seller, there has been no "prohibited transaction," as such term is defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA, which could subject any Pension Plan or associated trust, or the Seller or any Seller Subsidiary, to any material tax or penalty; 2.(xviii) except as set forth on Schedule 2.17C, no Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events" with respect to any Pension Plan, as that term is defined in Section 4043 of ERISA on or after January 1, 1985; and 2.(xix) no Pension Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 302 of ERISA (whether or not waived), except as disclosed in Schedule 2.17A. No Pension Plan is a "multiemployer plan" as that term is defined in Section 3(37) of ERISA. With respect to each Pension Plan that is described in Section 4063(a) of ERISA (a "Multiple Employer Pension Plan"): (i) neither Seller nor any Seller Subsidiary would have any liability or obligation to post a bond under Section 4063 of ERISA if Seller and all Seller Subsidiaries were to withdraw from such Multiple Employer Pension Plan; and (ii) neither Seller nor any Seller Subsidiary would have any liability under Section 4064 of ERISA if such Multiple Employer Pension Plan were to terminate.

                   (d) Except as disclosed in Schedule 2.17D, neither Seller nor any Seller Subsidiary has any liability for any post-retirement health, medical or similar benefit of any kind whatsoever, except as required by statute or regulation.

                   (e) Neither Seller nor any Seller Subsidiary has any material liability under ERISA or the Internal Revenue Code as a result of its being a member of a group described in Sections 414(b), (c), (m) or (o) of the Internal Revenue Code.

                   (f) Except as set forth on Schedule 2.17F, neither the execution nor delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any material payment (including without limitation severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of Seller or any Seller Subsidiary from any of such entities, (ii) materially increase any benefit otherwise payable under any of the Seller Employee Plans or (iii) result in the acceleration of the time of payment of any such benefit. No holder of an option to acquire stock of Seller has or will have at any time through the Effective Time the right to receive any cash or other payment (other than the issuance of stock of Seller) in exchange for or with respect to all or any portion of such option, except as provided for herein and in connection with "Limited Rights" under Seller's Officers and Employee Incentive Stock Option Plan and grants thereunder. Seller shall use its best efforts to insure that no amounts paid or payable by Seller, Seller Subsidiaries or Buyer to or with respect to any employee or former employee of Seller or any Seller Subsidiary will fail to be deductible for federal income tax purposes by reason of Section 280G of the Internal Revenue Code. No Seller Stock Option has an associated "Additional Option Right" or similar "re-load" feature.

                   2.18.  CONDUCT OF SELLER TO DATE.  From and after  January 1,
1997 through the date of this Agreement, except as set forth on Schedule 2.18 or in Seller Financial Statements: (i) Seller and the Seller Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practices; (ii) Seller has not issued, sold, granted, conferred or awarded any of its Equity Securities (except shares of Seller Common Stock upon exercise of Seller Stock Options), or any corporate debt securities which would be classified under GAAP as long-term debt on the balance sheets of Seller; (iii) Seller has not effected any stock split or adjusted, combined, reclassified or otherwise changed its capitalization; (iv) Seller has not declared, set aside or paid any dividend (other than its regular quarterly or regular semi-annual common dividends) or other distribution in respect of its capital stock, or purchased, redeemed, retired, repurchased, or exchanged, or otherwise acquired or disposed of, directly or indirectly, any of its Equity Securities, whether pursuant to the terms of such Equity Securities or otherwise; (v) neither Seller nor any Seller Subsidiary has incurred any material obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, or subjected to Lien any of its assets or properties other than in the ordinary course of business consistent with past practice; (vi) neither Seller nor any Seller Subsidiary has discharged or satisfied any material Lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (vii) neither Seller nor any Seller Subsidiary has sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business; (viii) except as required by contract or law, neither Seller nor any Seller Subsidiary has (A) increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases in accordance with existing policy, (B) entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract, (C) entered into, terminated, or substantially modified any of the Seller Employee Plans or (D) agreed to do any of the foregoing; (ix) neither Seller nor any Seller Subsidiary has suffered any material damage, destruction, or loss, whether as the result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition, or taking of property by any Regulatory Authority, flood, windstorm, embargo, riot, act of God or the enemy, or other casualty or event, and whether or not covered by insurance; (x) neither Seller nor any Seller Subsidiary has cancelled or compromised any debt, except for debts charged off or compromised in accordance with the past practice of Seller and its Subsidiaries, and (xi) neither Seller nor any Seller Subsidiary has entered into any material transaction, contract or commitment outside the ordinary course of its business.

                   2.19. PROXY STATEMENT, ETC. None of the information regarding Seller or any Seller Subsidiary supplied or to be supplied by Seller for inclusion in (i) the registration statement on Form S-4 to be filed with the SEC by Buyer for the purpose of registering the shares of Buyer Common Stock to be exchanged for shares of Seller Common Stock pursuant to the provisions of this Agreement (the "Registration Statement"), (ii) the proxy or information statement (the "Proxy Statement") to be mailed to Seller's stockholders in connection with the transactions contemplated by this Agreement or (iii) any other documents to be filed with any Regulatory Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any Regulatory Authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of Seller's stockholders referred to in Section 5.03 (the "Meeting") (or, if no Meeting is held, at the time the Proxy Statement is first furnished to Seller's stockholders), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Meeting. All documents which Seller or any Seller Subsidiary is responsible for filing with any Regulatory Authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

                   2.20. REGISTRATION OBLIGATIONS. Neither Seller nor any Seller Subsidiary is under any obligation, contingent or otherwise to register any of its securities under the Securities Act.

                   2.21. STATE TAKEOVER STATUTES; SELLER'S CERTIFICATE OF INCORPORATION. (a) The transactions contemplated by this Agreement are not subject to any applicable state law which purports to limit or restrict business combinations or the ability to acquire or to vote shares.

                   (b) The transactions contemplated by this Agreement and the agreements contemplated hereby are not, and will not be, prohibited by, or subject to, Section C of Article FOURTH or Article EIGHTH or 12 of the Seller's Certificate of Incorporation.

                   2.22. ACCOUNTING, TAX AND REGULATORY MATTERS. Neither Seller nor any Seller Subsidiary has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code or (ii) materially impede or delay receipt of any approval referred to in Section 6.01(b) or the consummation of the transactions contemplated by this Agreement.

                   2.23. BROKER AND FINDERS. Except for Sandler O'Neill, neither Seller nor any Seller Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Seller or any Seller Subsidiary in connection with this Agreement or the transactions contemplated hereby. Seller has furnished Buyer with a copy of any written contractual arrangement with Sandler O'Neill.

                   2.24. OTHER ACTIVITIES. (a) Except as disclosed in Schedule 2.24A, neither Seller nor any of its Subsidiaries engages in any insurance activities other than acting as a principal, agent or broker for insurance that is directly related to an extension of credit by Seller or any of its Subsidiaries and limited to assuring the repayment of the balance due on the extension of credit in the event of the death, disability or involuntary unemployment of the debtor.

                   (b) To the knowledge of Seller's management: each Subsidiary that is a federal savings bank that performs personal trust, corporate trust and other fiduciary activities ("Trust Activities") is doing so with requisite authority under applicable law of Regulatory Authorities and in material accordance with the agreements and instruments governing such Trust Activities, sound fiduciary principles and applicable law and regulation (specifically including but not limited to Section 9 of Title 12 of the Code of Federal Regulations); there is no investigation or inquiry by any governmental entity pending or threatened against Seller or any of its Subsidiaries thereof relating to the compliance by Seller or any of its Subsidiaries with sound fiduciary principles and applicable law and regulations; and each employee of any such bank had the authority to act in the capacity in which such employee acted with respect to Trust Activities in each case in which such employee was held out as a representative of such bank; and such bank has established policies and procedures for the purpose of complying with applicable laws of governmental entities relating to Trust Activities, has followed such policies and procedures in all material respects and has performed appropriate internal audit reviews of Trust Activities, which audits have disclosed no material violations of applicable laws of governmental entities or such policies and procedures.

                   2.25. INTEREST RATE RISK MANAGEMENT INSTRUMENTS. (a) Set forth on Schedule 2.25A is a list of all interest rate swaps, caps, floors, and option agreements to which Seller or any of its Subsidiaries is a party or by which any of their properties or assets may be bound.

                   (b) All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which Seller or any of its Subsidiaries is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies of Regulatory Authorities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations and are in full force and effect. Seller and each of its Subsidiaries has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued, and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

                   2.26. ACCURACY OF INFORMATION. The statements of Seller contained in this Agreement, the Schedules and any other written document executed and delivered by or on behalf of Seller pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein not misleading.

                                   ARTICLE III

               REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

                   Buyer represents, and warrants to and covenants with Seller as follows:

                   3.01. ORGANIZATION AND AUTHORITY. Buyer and each of its Subsidiaries is a corporation, bank, trust company or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted, except, in the case of the Buyer Subsidiaries, where the failure to be so qualified would not have a material adverse effect on the Condition of Buyer and its Subsidiaries, taken as a whole. Buyer is registered as a bank holding company with the Board under the Holding Company Act. True and complete copies of the Articles of Incorporation and Regulations of Buyer, each in effect on the date of this Agreement, have been provided to Seller.

                   3.02. CAPITALIZATION OF BUYER. The authorized capital stock of Buyer consists of (i) 100,000,000 shares of Buyer Common Stock, of which, as of August 1, 1997, 85,701,777 shares were issued and outstanding and (ii) 1,000,000 shares of preferred stock, no par value ("Buyer Preferred Stock"), issuable in series, none of which, as of September, 1997, is issued or outstanding. Buyer has designated (i) 500,000 shares of Buyer Preferred Stock as "Series A Preferred Stock" and has reserved such shares for issuance upon exercise of Preferred Stock Purchase Rights under a Rights Agreement dated October 27, 1989 (the "Buyer Rights Agreement"), between Buyer and Star Bank, N.A., as Rights Agent and (ii) 218,000 shares of Buyer Preferred Stock as "Series B Cumulative Preferred Stock." Pursuant to the Buyer Rights Agreement, each certificate representing one share of Buyer Common Stock also represents one Rights (as defined in the Buyer Rights Agreement). As of December 31, 1996 Buyer had options outstanding for 7,739,304 shares of Buyer Common Stock for issuance under various employee stock option and incentive plans ("Buyer Stock Options"). From August 1, 1997 through the date of this Agreement, no shares of Buyer Common Stock or other Equity Securities of Buyer have been issued excluding any such shares which may have been issued pursuant to stock-based employee benefit or incentive plans and programs. Buyer continually evaluates possible acquisitions and may prior to the Effective Time enter into one or more agreements providing for, and may consummate, the acquisition by it of another bank, association, bank holding company, savings and loan holding company or other company (or the assets thereof) for consideration that may include equity securities. In addition, prior to the Effective Time, Buyer may, depending on market conditions and other factors, otherwise determine to issue equity, equity-linked or other securities for financing purposes. Notwithstanding the foregoing, Buyer will not take any action that would (i) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or (ii) materially impede or delay receipt of any approval referred to in Section 6.01(b) or the consummation of the transactions contemplated by this Agreement. Except as set forth above and except pursuant to the Buyer Rights Agreement, there are no other Equity Securities of Buyer outstanding. All of the issued and outstanding shares of Buyer Common Stock are validly issued, fully paid, and nonassessable, and have not been issued in violation of any preemptive right of any stockholder of Buyer. At the Effective Time, the Buyer Common Stock, including associated Rights, to be issued in the Merger will be duly authorized, validly issued, fully paid and non-assessable, and will not be issued in violation of any preemptive right of any stockholder of Buyer.

                   3.03. AUTHORIZATION. (a) Buyer has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. No stockholder vote is required for Buyer to approve this Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action of Buyer. This Agreement is a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

                   (b) Neither the execution, delivery and performance by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (i) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien upon any of the material properties or assets of Buyer or any Buyer Subsidiary under any of the terms, conditions or provisions of (x) its articles or certificate of incorporation or bylaws, or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of the material properties or assets of Buyer is a party or by which it may be bound, or to which Buyer may be subject, or (ii) subject to compliance with the statutes and regulations referred to in paragraph (c) of this Section 3.03, to the best knowledge of Buyer, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its Subsidiaries or any of their respective material properties or assets.

                   (c) Other than in connection with or in compliance with the provisions of the DGCL, the OGCL, the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the Holding Company Act, and the HSR Act, or any required approvals of any other Regulatory Authority, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Buyer of the transactions contemplated by this Agreement.

                   3.04. BUYER FINANCIAL STATEMENTS. The supplemental consolidated and parent company only balance sheets of Buyer and its Subsidiaries as of December 31, 1996, 1995 and 1994 and related supplemental consolidated and parent company only statements of income, cash flows and changes in stockholders' equity for each of the three years in the three-year period ended December 31, 1996, together with the notes thereto, audited by Arthur Andersen LLP ("Buyer Auditors"), and the unaudited consolidated balance sheets of Buyer and its Subsidiaries as of March 31 and June 30, 1997 and the related unaudited consolidated statements of income and cash flows for the periods then ended included in quarterly reports on Form 10-Q as filed with the SEC (collectively, the "Buyer Financial Statements"), have been prepared in accordance with GAAP, present fairly the consolidated financial position of Buyer and its Subsidiaries at the dates and the consolidated results of operations, changes in stockholders' equity and cash flows of Buyer and its Subsidiaries for the periods stated therein and are derived from the books and records of Buyer and its Subsidiaries, which are complete and accurate in all material respects and have been maintained in all material respects in accordance with applicable laws and regulations. Neither Buyer nor any of its Subsidiaries has any material contingent liabilities that are not described in the financial statements described above.

                   3.05. BUYER REPORTS. Since January 1, 1994, each of Buyer and the Buyer Subsidiaries has filed all material reports, registrations and statements, together with any required material amendments thereto, that it was required to file with any Regulatory Authority. All such reports and statements filed with any such Regulatory Authority are collectively referred to herein as the "Buyer Reports." As of its respective date, each Buyer Report complied in all material respects with all the rules and regulations promulgated by the applicable Regulatory Authority and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                   3.06. MATERIAL ADVERSE CHANGE. Since June 30, 1997, there has been no material adverse change in the Condition of Buyer and its Subsidiaries, taken as a whole, except as may have resulted or may result from changes to laws and regulations or changes in economic conditions applicable to banking institutions generally or in general levels of interest rates affecting banking institutions generally.

                   3.07. COMPLIANCE WITH LAWS. Each of Buyer and its Subsidiaries has complied with all laws, regulations, and orders (including without limitation zoning ordinances, building codes, ERISA, and securities, tax, environmental, civil rights, and occupational health and safety laws and regulations and including without limitation in the case of any Buyer Subsidiary that is a bank, banking organization, banking corporation or trust company, all statutes, rules and regulations, pertaining to the conduct of a banking, deposit-taking or lending or related business or to the exercise of trust powers) and governing instruments applicable to them and to the conduct of their business, and to the knowledge of Buyer all applicable listing requirements and policies of the NYSE, except where such failure to comply would not have a material adverse effect on the Condition of Buyer and its Subsidiaries, taken as a whole, and (ii) neither Buyer nor any Buyer Subsidiary is in default under, and no event has occurred which, with the lapse of time or notice or both, could result in the default under, the terms of any judgment, order, writ, decree, permit, or license of any Regulatory Authority or court, whether federal, state, municipal, or local and whether at law or in equity, except where such default would not have a material adverse effect on the Condition of Buyer and its Subsidiaries, taken as a whole. Neither Buyer nor any Buyer Subsidiary is subject to or reasonably likely to incur a liability as a result of its ownership, operation, or use of any Property of Buyer (whether directly or, to the best knowledge of Buyer, as a consequence of such Property being part of the investment portfolio of Buyer or any Buyer Subsidiary) (A) that is contaminated by or contains any Toxic Substance, or (B) on which any Toxic Substance has been stored, disposed of, placed, or used in the construction thereof; and which, in each case, reasonably could be expected to have a material adverse effect on the Condition of Buyer and its Subsidiaries, taken as a whole. Except for statutory or regulatory restrictions of general application, no Regulatory Authority has placed any restriction on the business of Buyer or any Buyer Subsidiary which reasonably could be expected to have a material adverse effect on the Condition of Buyer and its Subsidiaries, taken as a whole.

                   3.08. REGISTRATION STATEMENT, ETC. None of the information regarding Buyer or any of its Subsidiaries supplied or to be supplied by Buyer for inclusion or included in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with any Regulatory Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any Regulatory Authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed (or furnished to stockholders of Seller), be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Meeting. All documents which Buyer or any of its Subsidiaries are responsible for filing with any Regulatory Authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

                   3.09. BROKERS AND FINDERS. Except for Credit Suisse First Boston, neither Buyer nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Buyer or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

                   3.10. LITIGATION AND OTHER PROCEEDINGS. Neither Buyer nor any Buyer Subsidiary is a party to any pending or, to the best knowledge of Buyer, threatened claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or reasonably could not be expected to have, a material adverse effect on the Condition of Buyer and its Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, as of the date of this Agreement, there are no actions, suits, or proceedings pending or, to the best knowledge of Buyer, threatened against Buyer or any Buyer Subsidiary or any of their respective officers or directors by any stockholder of Buyer or any Buyer Subsidiary (or any former stockholder of Buyer or any Buyer Subsidiary) or involving claims under the Securities Act, the Exchange Act, the Community Reinvestment Act of 1977, as amended, or the fair lending laws or which purport or seek to enjoin or restrain the transactions contemplated by this Agreement.

                   3.11. TAXES. Buyer and each Buyer Subsidiary have timely filed or will timely file (including extensions) all material tax returns required to be filed at or prior to the Closing Date ("Buyer Returns"). Each of Buyer and its Subsidiaries has paid, or set up adequate reserves on the Buyer Financial Statements for the payment of, all taxes required to be paid in respect of the periods covered by the Buyer Financial Statements and has paid or set up adequate reserves on the most recent financial statements Buyer has filed under the Exchange Act for the payment of, all taxes anticipated to be payable in respect of the periods covered by such financial statements. No material deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed in writing by any governmental or taxing authority against any of Buyer or any Buyer Subsidiary which have not been settled or would not be covered by existing reserves. To the knowledge of Buyer, neither Buyer nor any Buyer Subsidiary is delinquent in the payment of any material tax, assessment or governmental charge shown to be due on any Buyer Return (taking into account extensions properly obtained), and no waiver of the time to assess any tax granted in writing by Buyer or any Buyer Subsidiary is pending. The federal and state income tax returns of Buyer and the Buyer Subsidiaries have been audited and finally settled by the IRS or appropriate state tax authorities or the relevant statute of limitations has expired for all periods ended through December 31, 1991, or the period for assessment of taxes in respect of such periods has expired.

                   3.12. ACCOUNTING, TAX AND REGULATORY MATTERS. Neither Buyer nor any Buyer Subsidiary has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code or (ii) materially impede or delay receipt of any approval referred to in Section 6.01(b) or the consummation of the transactions contemplated by this Agreement.

                   3.13. ACCURACY OF INFORMATION. The statements of Buyer contained in this Agreement, the Schedules and in any other written document executed and delivered by or on behalf of Buyer pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE IV

                CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME

                   4.01. CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME. During the period from the date of this Agreement to the Effective Time, each of Buyer and Seller shall, and shall cause each of their respective Subsidiaries to, conduct its business according to the ordinary and usual course consistent with past practices and shall, and shall cause each such Subsidiary to, use its best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees.

                   4.02. FORBEARANCES. Except as set forth on Schedule 4.02 or as otherwise contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, Seller shall not and shall not permit any of its Subsidiaries to, without the prior written consent of Buyer:

                   (a) declare, set aside or pay any dividends or other distributions, directly or indirectly, in respect of its capital stock (other than dividends from a Subsidiary of Seller to Seller or another Subsidiary of Seller), except that Seller may declare and pay cash dividends on the Seller Common Stock of not more than $.15 per share per quarterly period; provided, that Seller shall not declare any dividends on Seller Common Stock or Seller Preferred Stock during any quarter in which its stockholders will be entitled to receive any regular quarterly dividend on the shares of Buyer Common Stock to be issued in the Merger; or

                   (b) enter into or amend any employment, severance or similar agreement or arrangement with any director or officer or employee, or materially modify any of the Seller Employee Plans or grant any salary or wage increase or materially increase any employee benefit (including incentive or bonus payments), except normal individual increases in compensation to employees consistent with past practice, or as required by law or contract; or

                   (c) authorize, recommend, propose or announce an intention to authorize, so recommend or propose, or enter into an agreement in principle with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition or disposition of a material amount of assets (except in the usual course of business consistent with past practices) including mortgage servicing rights, loans or securities as well as any release or relinquishment of any material contract rights; or

                   (d) propose or adopt any amendments to its articles of incorporation, association or other charter document or bylaws; or

                   (e) issue, sell, grant, confer or award any of its Equity Securities (except shares of Seller Common Stock issued upon exercise of Seller Stock Options outstanding on the date of this Agreement) or effect any stock split or adjust, combine, reclassify or otherwise change its capitalization as it existed on the date of this Agreement; or

                   (f) purchase, redeem, retire, repurchase, or exchange, or otherwise acquire or dispose of, directly or indirectly, any of its Equity Securities, whether pursuant to the terms of such Equity Securities or otherwise; or

                   (g) without first consulting with Buyer, (i) enter into, renew or increase any loan or credit commitment (including stand-by letters of credit) to, or invest or agree to invest in any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment (collectively, "Lend to") in an amount in excess of $1,000,000 or in an amount which, or when aggregated with any and all loans or credit commitments to such person or entity, would be in excess of $1,000,000; (ii) Lend to any person other than in accordance with lending policies as in effect on the date hereof; PROVIDED that in the case of clause (i) Seller or any Seller Subsidiary may make any such loan in the event (A) Seller or any Seller Subsidiary has delivered to Buyer or its designated representative a notice of its intention to make such loan and such information as Buyer or its designated representative may reasonably require in respect thereof and (B) Buyer or its designated representative shall not have reasonably objected to such loan by giving written or facsimile notice of such objection within two business days following the delivery to Buyer of the notice of intention and information as aforesaid; or (iii) Lend to any person or entity any of the loans or other extensions of credit to which or investments in which are on a "watch list" or similar internal report of Seller or any Seller Subsidiary (except those denoted "pass" thereon), in an amount in excess of $100,000; PROVIDED, HOWEVER, that nothing in this paragraph shall prohibit Seller or any Seller Subsidiary from honoring any contractual obligation in existence on the date of this Agreement. Notwithstanding the provisions of clause (i) of this Section 4.02(g), Seller shall be authorized to increase the aggregate amount of any credit facilities theretofore established in favor of any person or entity (each a "Pre-Existing Facility"), provided that the aggregate amount of any and all such increases with respect to any Pre-Existing Facility shall not be in excess of the lesser of five percent (5%) of such Pre-Existing Facility or $50,000; or

                   (h) directly or indirectly  (including  through its officers, directors, employees or other representatives) initiate, solicit or encourage any discussions, inquiries or proposals with any third party relating to the disposition of any significant portion of the business or assets of Seller or any Seller Subsidiary or the acquisition of Equity Securities of Seller or any Seller Subsidiary or the merger of Seller or any Seller Subsidiary with any person (other than Buyer) or any similar transaction (each such transaction being referred to herein as an "Acquisition Transaction"), or provide any such person with information or assistance or negotiate with any such person with respect to an Acquisition Transaction, and Seller shall notify Buyer orally of all the relevant details relating to all inquiries, indications of interest and proposals which it may receive with respect to any Acquisition Transaction within 24 hours of the receipt of any such inquiry, indication, or proposal; or

                   (i) take any action that would (A) materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of Buyer or Seller to obtain any approval of any Regulatory Authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement or (B) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; or

                   (j) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity; or

                   (k) materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported as of the date of the Agreement; or

                   (l) agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or take or omit to take any other act which would make any of the representations and warranties in Article II of this Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

                   5.01. ACCESS AND INFORMATION. Buyer and its Subsidiaries, on the one hand, and Seller and its Subsidiaries, on the other hand, shall each afford to each other, and to the other's accountants, counsel and other representatives, full access during normal business hours, during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments and records and, during such period, each shall furnish promptly to the other (i) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal and state securities laws and (ii) all other existing or regularly produced information concerning its business, properties and personnel as such other party may reasonably request. Each party hereto shall, and shall cause its advisors and representatives to, (A) hold confidential all information obtained in connection with any transaction contemplated hereby with respect to the other party which is not otherwise public knowledge, (B) return all documents (including copies thereof) obtained hereunder from the other party to such other party and (C) use its reasonable best efforts to cause all information obtained pursuant to this Agreement or in connection with the negotiation of this Agreement to be treated as confidential and not use, or knowingly permit others to use, any such information unless such information becomes generally available to the public without breach of either party's confidentiality obligation.

                   5.02. REGISTRATION STATEMENT; REGULATORY MATTERS. (a) Buyer shall prepare and, subject to the review and consent of Seller with respect to matters relating to Seller, file with the SEC as soon as is reasonably practicable the Registration Statement (or the equivalent in the form of preliminary proxy material) with respect to the shares of Buyer Common Stock to be issued in the Merger and shall apply to the NYSE to list the shares of Buyer Common Stock to be issued in connection with the transactions contemplated by this Agreement. Buyer shall prepare and file a notice with the Board of Governors of the Federal Reserve System (the "Board") as soon as reasonably practicable. Buyer shall use all reasonable efforts to cause the Registration Statement to become effective. Buyer shall also take any action required to be taken under any applicable state blue sky or securities laws in connection with the issuance of such shares, and Seller and its Subsidiaries shall furnish Buyer all information concerning Seller and its Subsidiaries and the stockholders thereof as Buyer may reasonably request in connection with any such action.

                   (b) Seller and Buyer shall cooperate and use their respective best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement and, as and if directed by Buyer, to consummate such other mergers, consolidations or asset transfers or other transactions by and among Buyer's Subsidiaries and Seller's Subsidiaries concurrently with or following the Effective Time.

                   5.03. STOCKHOLDER APPROVAL. Seller shall call a meeting of its stockholders to be held as soon as practicable after the Registration Statement is declared effective for the purpose of voting upon the Merger or take other action for stockholders to authorize the Merger. In connection therewith, Buyer shall prepare the Proxy Statement and, with the approval of each of Buyer and Seller, the Proxy Statement shall be filed with the SEC and mailed to the stockholders of Seller. The Board of Directors of Seller shall submit for approval of Seller's stockholders the matters to be voted upon in order to authorize the Merger. The Board of Directors of Seller hereby does and (subject to the fiduciary duty of Seller's Board of Directors, as advised in writing by outside counsel) will recommend this Agreement and the transactions contemplated hereby to stockholders of Seller and will use its best efforts to obtain any vote of Seller's stockholders that is necessary for the approval and adoption of this Agreement and consummation of the transactions contemplated hereby.

                   5.04. CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements as the same become available and shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party. Each party shall promptly notify the other party of any material change in its business or operations and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving such party, and shall keep the other party fully informed of such events.

                   5.05. AGREEMENTS OF AFFILIATES. As soon as practicable after the date of this Agreement, Seller shall deliver to Buyer a letter identifying all persons whom Seller believes to be, at the time this Agreement is submitted to a vote of the stockholders of Seller, "affiliates" of Seller for purposes of Rule 145 under the Securities Act. Seller shall use its best efforts to cause each person who is so identified as an "affiliate" to deliver to Buyer as soon as practicable thereafter, and in any event no later than the publication of notice in the Federal Register of Buyer's notice to the Board referred to in
Section 5.02, a written agreement providing that from the Effective Time each such person will agree not to sell, pledge, transfer or otherwise dispose of any shares of Buyer Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act. Prior to the Effective Time, Seller shall amend and supplement such letter and use its best efforts to cause each additional person who is identified as an "affiliate" to execute a written agreement as set forth in this Section 5.05.

                   5.06. EXPENSES. Each party hereto shall bear its own expenses incident to preparing, entering into and carrying out this Agreement and to consummating the Merger.

                   5.07. SECURITIES ACT AND EXCHANGE ACT FILINGS. Buyer shall make all filings with the SEC that are described in Section (c) of Rule 144 under the Securities Act for a period of two years following the Effective Time. Buyer shall within 30 days after the Effective Time file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Buyer Common Stock subject to the options issued pursuant to Section 5.10 and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such option remain outstanding.

                   5.08. MISCELLANEOUS AGREEMENTS AND CONSENTS. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including without limitation using its respective best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby.
Each party shall, and shall cause each of its respective subsidiaries to, use its reasonable best efforts to obtain consents of all third parties and Regulatory Authorities necessary or, in the opinion of Buyer, desirable for the consummation of the transactions contemplated by this Agreement.

                   (b) Seller, prior to the Effective Time, shall (i) consult and cooperate with Buyer regarding the implementation of those policies and procedures established by Buyer for its governance and that of its Subsidiaries and not otherwise referenced in Section 5.17 hereof, including, without limitation, policies and procedures pertaining to the accounting, asset/liability management, audit, credit, human resources, treasury and legal functions, and (ii) at the request of Buyer, effective not later than the Effective Time conform Seller's existing policies and procedures in respect of such matters to Buyer's policies and procedures or, in the absence of any existing Seller policy or procedure regarding any such function, introduce Buyer's policies or procedures in respect thereof, unless to do so would cause Seller or any of the Seller Subsidiaries to be in violation of any law, rule or regulation of any Regulatory Authority having jurisdiction over Seller and/or the Seller Subsidiary affected thereby.

                   5.09. EMPLOYEE BENEFITS. (a) Subject to Section 5.10, the provisions of the Seller Stock Plans and of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Seller or any Seller Subsidiary shall be deleted and terminated as of the Effective Time, and Seller shall ensure that following the Effective Time no holder of Seller Stock Options or any participant in any Seller Stock Plan shall have any right thereunder to acquire any securities of Seller or any Seller Subsidiary.

                   (b) Buyer shall take such steps as are necessary or required to integrate the employees of Seller and the Seller Subsidiaries in Buyer's employee benefit plans available to other employees of Buyer and Buyer Subsidiaries as soon as practicable after the Effective Time, (i) with full credit for prior service with Seller or any of the Seller Subsidiaries for all purposes other than determining the amount of benefit accruals under any defined benefit plan, (ii) without any waiting periods, evidence of insurability, or application of any pre-existing condition limitation, and (iii) with full credit for claims arising prior to the Effective Time for purposes of deductibles, out-of-pocket maximums, benefit maximums, and all other similar limitations for the applicable plan year during which the Merger is consummated. Each of Buyer and Seller shall use all reasonable efforts to insure that no amounts paid or payable by Seller, Seller Subsidiaries or Buyer to or with respect to any employee or former employee of Seller or any Seller Subsidiary will fail to be deductible for federal income tax purposes by reason of Section 280G of the Internal Revenue Code.

                   (c) The Employment Agreements of the Seller Bank with the eight individuals listed on Schedule 2.17A shall each be terminated by the Seller Bank on the day before the Effective Time and the Seller Bank shall make the payments to such persons payable to them under Section 8.5 of such agreements due to the change in control effected pursuant to the transactions contemplated hereby (which change in control, termination and payments Seller, Seller Bank and Buyer expressly hereby acknowledge and approve).

                   (d) Buyer shall abide by the terms of Seller's or Seller Bank's Severance Compensation Plan for officers who are Vice Presidents and above as of the Closing Date.

                   (e) With respect to employees of Seller, Seller Bank or any of its Subsidiaries, Buyer will provide severance payments in the minimum amount of one week for each year of employment by Seller, Seller Bank, Seller Bank's Subsidiaries or predecessor corporations up to a maximum of 26 weeks of total severance compensation.

                   (f) Buyer agrees to a continuation of COBRA health benefits pursuant to the existing Seller Bank Plan for employees who are terminated subsequent to the Closing, said COBRA benefits to continue for a seven-year period.

                   (g) Buyer agrees that Seller Bank may allocate the remaining shares of Seller Common Stock in the Recognition and Retention Plan for Outside Directors and Recognition and Retention Plan for Officers and Employees (the "RRP Plans") in such manner as Seller Bank deems appropriate; Seller Bank may take any actions prior to the Effective Time reasonably required to vest and distribute Plan Shares (as defined in the RRP Plans) awarded to the participants in the RRP Plans prior to the Effective Time, including without limitation adopting a resolution to the effect that a Change in Control of Seller or Seller Bank has taken place prior to the Effective Time for purposes of accelerating vesting of Plan Shares.

                   (h) Buyer agrees to establish a Rabbi Trust for those amounts necessary to actuarially fund retirement payments pursuant to the Great Financial Federal Restated Directors Retirement Plan effective January 1, 1992 (the "Board of Directors Retirement Plan") and to fund the Rabbi Trust to purchase split dollar life insurance for those members of the Board of Directors who have waived their rights under the Board of Directors Retirement Plan; provided, however, that Buyer shall not be required to fund any such plans to an extent beyond the amounts presently reserved on the books of Seller Bank.

                   (i) Buyer agrees to enter into a Consulting Agreement with Paul M. Baker in the form previously provided to Seller.

                   5.10. SELLER STOCK OPTIONS. At the Effective Time, all rights with respect to Seller Common Stock pursuant to Seller Stock Options which immediately prior to the Effective Time, constitute incentive stock options within the meaning of Section 422 of the Internal Revenue Code ("Incentive Seller Stock Options") that are outstanding at the Effective Time, whether or not then exercisable, shall be converted into and become rights with respect to Buyer Common Stock, and Buyer shall assume each Incentive Seller Stock Option in accordance with the terms of the stock option plan governing outstanding Buyer employee stock options, or, at the election of each holder of such option shall be deemed to be exercised at the Effective Time. From and after the Effective Time, (i) each Incentive Seller Stock Option assumed by Buyer shall be exercised solely for shares of Buyer Common Stock, (ii) the number of shares of Buyer Common Stock subject to each Incentive Seller Stock Option shall be equal to the number of shares of Seller Common Stock subject to such Seller Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share of Buyer Common Stock and (iii) the per share exercise price under each Incentive Seller Stock Option shall be adjusted by dividing the per share exercise price under such Seller Stock Option by the Exchange Ratio and rounding up to the nearest cent; provided, however, that the terms of each Seller Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Time. The foregoing assumption shall be undertaken by Buyer in a manner that will comply with Section 424(a) of the Internal Revenue Code, as to any Seller Stock Option that is an "incentive stock option."

                   Prior to the Effective Time, Seller shall use its best efforts to cancel each Seller Stock Option which (i) is not an Incentive Seller Stock Option and (ii) is not exercised prior to the Effective Time, by paying to the holder thereof an amount of cash equal to the product of (x) the amount by which the Per Share Cash Consideration exceeds the exercise price of such option and (y) the number of shares of Seller Common Stock subject to such option.

                   5.11. SELLER EMPLOYEE STOCK OWNERSHIP PLAN. Seller may cause the Employee Stock Ownership Plan of Seller Bank (first effective January 1,
1994) (the "Seller ESOP") to allocate, prior to the Effective Time, to participants in the Seller ESOP the maximum number of currently unallocated shares of Seller Common Stock allowable under Section 415 of the Internal Revenue Code. Except as provided in the following paragraph, Seller shall not take any action which would cause the Seller ESOP to be disqualified under
Section 401(a) of the Internal Revenue Code or to lose its status as an employee stock ownership plan under Section 4975 of the Internal Revenue Code.

                   On or before the Effective Time, Seller will take steps reasonably necessary to cause the Seller ESOP to be terminated as of the Effective Time. Any indebtedness of the ESOP shall be repaid from the Trust associated with the Seller ESOP. A final allocation will be prepared, and a request for a favorable determination letter on the termination of the Seller ESOP will be filed with the Internal Revenue Service. To the maximum extent permitted by the rules and regulations of the Internal Revenue Service, upon receipt of the favorable determination letter, the assets of the Seller ESOP will be distributed to the participants in due course. At and after the Effective Time, no additional employees will become eligible to participate in the Seller ESOP and the assets of the Seller ESOP will be applied in accordance with its terms and the rules and regulations of the Internal Revenue Service and the Department of Labor.

                   5.12. D&O INDEMNIFICATION. Buyer agrees that the Merger shall not affect or diminish any of Seller's duties and obligations of indemnification existing as of the Effective Time in favor of employees, agents, directors or officers of Seller or its Subsidiaries arising by virtue of its Certificate of Incorporation or Bylaws in the form in effect at the date of this Agreement or arising by operation of law or arising by virtue of any contract, resolution or other agreement or document existing at the date of this Agreement, and such duties and obligations shall continue in full force and effect and be honored by Buyer for so long as they would (but for the Merger) otherwise survive and continue in full force and effect. Buyer will provide, or cause to be provided, for a period of not less than two years from the Effective Time, a "tail" insurance and indemnification policy that provides the officers and directors of Seller Subsidiaries immediately prior to the Effective Time coverage no less favorable than as currently provided by Buyer to its officers and directors.

                   5.13. PRESS RELEASES. Except as may be required by law, Seller and Buyer shall consult and agree with each other as to the form and substance of any proposed press release relating to this Agreement or any of the transactions contemplated hereby.

                   5.14. STATE TAKEOVER STATUTES; SELLER'S CERTIFICATE OF INCORPORATION. (a) Seller will take all steps necessary to exempt the transactions contemplated by this Agreement and any agreement contemplated hereby from, and if necessary challenge the validity of, any applicable state takeover law.

                   (b) Seller will take all steps necessary to exempt the transactions contemplated by this Agreement and any agreement contemplated hereby from the provisions of Section C of Article FOURTH and Article EIGHTH of Seller's Certificate of Incorporation.

                   5.15. BEST EFFORTS. Each of Buyer and Seller undertakes and agrees to use its best efforts to cause the Merger (i) to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (including, if necessary, to take reasonable steps to restructure the transactions contemplated by this Agreement to so qualify) and (ii) to occur as soon as practicable. Each of Buyer and Seller agrees to not take any action that would materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of Buyer or Seller to obtain any approval of any Regulatory Authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement.

                   5.16. INSURANCE. As soon as practicable following the date hereof, Seller shall, and Seller shall cause its Subsidiaries to, use its best efforts to maintain its existing insurance.

                   5.17. CONFORMING ENTRIES. (a) Notwithstanding that Seller believes that Seller and the Seller Subsidiaries have established all reserves and taken all provisions for possible loan losses required by GAAP and applicable laws, rules and regulations, Seller recognizes that Buyer may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement, Seller and Buyer shall consult and cooperate with each other with respect to conforming the loan, accrual and reserve policies of Seller and the Seller Subsidiaries to those policies of Buyer, as specified in each case in writing to Seller, based upon such consultation and as hereinafter provided.

                   (b) In addition, from and after the date of this Agreement to the Effective Time, Seller and Buyer shall consult and cooperate with each other with respect to determining appropriate Seller accruals, reserves and charges to establish and take in respect of excess equipment write-off or write-down of various assets and other appropriate charges and accounting adjustments taking into account the parties' business plans following the Merger, as specified in each case in writing to Seller, based upon such consultation and as hereinafter provided.

                   (c) Seller and Buyer shall consult and cooperate with each other with respect to determining, as specified in a written notice from Buyer to Seller, based upon such consultation and as hereinafter provided, the amount and the timing for recognizing for financial accounting purposes Seller's expenses of the Merger and the restructuring charges relating to or to be incurred in connection with the Merger.

                   (d) To the extent permissible under applicable laws, regulations, and requirements of Regulatory Authorities, and provided further, that Seller shall not be required to take any such action that, in the opinion of Seller's independent auditors, is not consistent with GAAP and regulatory accounting principles, Seller shall (i) establish and take such reserves and accruals at such time as Buyer shall reasonably request to conform Seller's loan, accrual and reserve policies to Buyer's policies, and (ii) establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger, in each case at such times as are reasonably requested by Buyer; PROVIDED, HOWEVER, that on the date such reserves, accruals and charges are to be taken, Buyer shall certify to Seller that Buyer's representations and warranties are true and correct as of such date, that the approval conditions to its obligations contemplated by Section 6.01(b) have been satisfied or waived (except to the extent that any waiting period associated therewith may then have commenced but not expired) and that Buyer is otherwise in compliance with this Agreement and is prepared to proceed with the Closing; and provided, further, that Seller shall not be required to take any such action that is not consistent with GAAP and regulatory accounting principles.

                                   ARTICLE VI

                                   CONDITIONS

                   6.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

                   (a) This Agreement shall have received the requisite approval of stockholders of Seller.

                   (b) All requisite approvals of this Agreement and the transactions contemplated hereby shall have been received from the Board and any other Regulatory Authority.

                   (c) The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

                   (d) Neither Seller nor Buyer shall be subject to any order, decree or injunction, and there shall be no pending or threatened order, decree or injunction, of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of any of the Transactions.

                   (e) There shall be no legislative, statutory or regulatory action (whether federal or state) pending which prohibits or threatens to prohibit consummation of the Transactions or which otherwise materially adverse affect the Transactions.

                   (f) Each of Buyer and Seller shall have received, from counsel reasonably satisfactory to it, an opinion reasonably satisfactory in form and substance to it to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that no gain or loss will be recognized by the stockholders of Seller who receive solely Buyer Common Stock in exchange for shares of Seller Common Stock, except with respect to cash received in lieu of fractional shares of Buyer Common Stock.

                   (g) The shares of Buyer Common Stock which shall be issued to the holders of Seller Common Stock (and where applicable, Seller Stock Options) upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

                   6.02. CONDITIONS TO OBLIGATIONS OF SELLER TO EFFECT THE MERGER. The obligations of Seller to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

                   (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer set forth in Article III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except (i) to the extent such representations and warranties are by their express provisions made as of a specified date or period and (ii) for the effect of transactions contemplated by this Agreement) and Seller shall have received a certificate of the chief financial officer of Buyer to that effect.

                   (b) PERFORMANCE OF OBLIGATIONS. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and Seller shall have received a certificate of the chief financial officer of Buyer to that effect.

                   6.03. CONDITIONS TO OBLIGATIONS OF BUYER TO EFFECT THE MERGER. The obligations of Buyer to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

                   (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in Article II of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except (i) to the extent such representations and warranties are by their express provisions made as of a specific date or period and (ii) for the effect of transactions contemplated by this Agreement) and Buyer shall have received a certificate of the chairman of Seller to that effect.

                   (b) PERFORMANCE OF OBLIGATIONS. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and Buyer shall have received a certificate of the chairman of Seller to that effect.


                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

                   7.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any requisite stockholder approval:

                   (a) by mutual consent by the Executive Committee of the Board of Directors of Buyer and the Board of Directors of Seller;

                   (b) by the  Executive  Committee of the Board of Directors of
        Buyer or the Board of Directors of Seller at any time after the date that is twelve months after the date of this Agreement if the Merger shall not theretofore have been consummated (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein which has resulted in the delay in performance of this Agreement.);

                   (c) by the  Executive  Committee of the Board of Directors of
        Buyer or the Board of Directors of Seller if (i) the Board has denied approval of the Merger and such denial has become final and nonappealable or (ii) stockholders of Seller shall not have approved this Agreement at the Meeting provided that Seller has not breached its obligation under Section 5.03;

                   (d) by the Executive Committee of the Board of Directors of Buyer in the event of a material breach by Seller of any representation, warranty, covenant or other agreement contained in this Agreement, which breach is not cured within 30 days after written notice thereof to Seller by Buyer;

                   (e) by the Board of Directors of Seller in the event of a material breach by Buyer of any representation, warranty, covenant or other agreement contained in this Agreement, which breach is not cured within 30 days after written notice thereof is given to Buyer by Seller; or

                   (f) by the Board of Directors of the Seller, upon prompt written notice to Buyer at any time during the three-day period commencing two days after the Determination Date (as defined below), if the average closing price of a share of Buyer Common Stock on the Composite Tape on the Determination Date for the ten NYSE trading days preceding the Determination Date shall be less $37.00; provided that if the Seller gives notice of its intent to exercise its termination right pursuant to this Section 7.01(f), (i) Seller shall negotiate no Acquisition Transaction for a period of ten business days after receipt of such notice and during such ten business day period shall negotiate exclusively with Buyer for a mutually acceptable amendment to Section 1.07(ii) of this Agreement (ii) the termination pursuant to this Section 7.01(f) shall not be effective until the end of such ten business day period or if Seller breaches its obligation to conduct such negotiations. Determination Date shall mean the date five days before the scheduled Closing Date.

                   7.02. EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Sections 7.01(a) through 7.01(c) and Section 7.01(f) above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer or Seller or their respective officers or directors except as set forth in the second sentence of Section 5.01 and in Section 5.06.

                   7.03. AMENDMENT. This Agreement and the Schedules hereto may be amended by the parties hereto, by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of this Agreement by the stockholders of Seller; PROVIDED, HOWEVER, that after any such approval by the stockholders of Seller no such modification shall alter or change the amount or kind of consideration to be received by holders of Seller Common Stock as provided in this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Buyer and Seller.

                   7.04. SEVERABILITY. Any term, provision, covenant or restriction contained in this Agreement held by a court or a Regulatory Authority of competent jurisdiction or the Board to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

                   7.05. WAIVER. Any term, condition or provision of this Agreement may be waived in writing at any time by the party which is, or whose stockholders are, entitled to the benefits thereof.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

                   8.01. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. Except as set forth below in this Section 8.01, all representations, warranties and agreements in this Agreement of Buyer and Seller or in any instrument delivered by Buyer or Seller pursuant to or in connection with this Agreement shall expire at the Effective Time or upon termination of this Agreement in accordance with its terms or, in the case of any other such instrument, in accordance with the terms of such instrument. In the event of consummation of the Merger, the agreements contained in or referred to in Sections 5.02(b), 5.07, 5.09, 5.10, 5.11 and 5.12 shall survive the Effective Time. In the event of termination of this Agreement in accordance with Sections 7.01(a), 7.01(b), 7.01(c) or 7.01(f), the agreements contained in or referred to in the second sentence of Section 5.01, Section 5.06 and Section 7.02 shall survive such termination.

                   8.02. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to be duly received (i) on the date given if delivered personally or (ii) upon confirmation of receipt, if by facsimile transmission or (iii) on the date received if mailed by registered or certified mail (return receipt requested), or (iv) on the business date after being delivered to a reputable overnight delivery service, if by such service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                   (i) if to Buyer:

                       Star Banc Corporation
                       425 Walnut Street
                       Cincinnati, Ohio 45202
                       Attention:  David Moffett
                       Telecopy: (513) 632-4279

                   Copies to:

                       Wachtell, Lipton, Rosen & Katz
                       51 West 52nd Street
                       New York, New York  10019
                       Attention:  Edward D. Herlihy, Esq.
                       Telecopy:  (212) 403-2000


                   (ii)  if to Seller:

                       Great Financial Corporation
                       329 W. Main Street
                       19th Floor
                       Louisville, Kentucky 40202
                       Attention:  Paul Baker
                       Telecopy:  (502) 568-1936


                   Copies to:

                       Lynch, Cox, Gilman & Mahan, P.S.C.
                       500 Meidinger Tower
                       Louisville, Kentucky  40202
                       Attention:  Donald Cox
                       Telecopy:  (502) 589-4994

                   8.03. MISCELLANEOUS. This Agreement (including the Schedules and other written documents referred to herein or provided hereunder) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, including any confidentiality agreement between the parties hereto, (ii) is not intended to confer upon any person not a party hereto any rights or remedies hereunder, (iii) shall not be assigned by operation of law or otherwise and (iv) shall be governed in all respects by the laws of the State of Ohio, except as otherwise specifically provided herein or required by the DGCL. This Agreement may be executed in counterparts which together shall constitute a single agreement and may be delivered by facsimile.



                   IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be signed as of the date first written above.



                                 STAR BANC CORPORATION



                                 By: /s/ JERRY A. GRUNDHOFER
                                     Name:   Jerry A. Grundhofer
                                     Title:  Chairman, President
                                               and Chief Executive Officer



                                 GREAT FINANCIAL CORPORATION



                                 By: /s/ PAUL M. BAKER
                                     Name:   Paul M. Baker
                                     Title:  Chairman, President
                                               and Chief Executive Officer

EXHIBIT 2.2


                   STOCK OPTION AGREEMENT, dated September 15, 1997, between Great Financial Corporation, a Delaware corporation ("Issuer"), and Star Banc Corporation, an Ohio corporation ("Grantee").


                              W I T N E S S E T H:

                   WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Stock Option Agreement (the "Agreement"); and

                   WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

                   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

                   1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 2,747,083 fully paid and nonassessable shares of Issuer's Common Stock, par value $0.01 per share ("Common Stock"), at a price of $36.00 per share (the "Option Price"); PROVIDED, HOWEVER, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

                   (b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement or as permitted under the terms of the Merger Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of the Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

                   2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection
(e) of this Section 2) within 90 days following such Subsequent Triggering Event. Each of the following shall be an "Exercise Termination Event": (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 7.01(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 7.01(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional) (provided that if an Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such 12-month period, the Exercise Termination Event shall be 12 months from the expiration of the Last Triggering Event but in no event more than 18 months after such termination). The "Last Triggering Event" shall mean the last Initial Triggering Event to expire. The term "Holder" shall mean the holder or holders of the Option.

                   (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

                           (i)  Issuer  or  any  of its  Subsidiaries  (each  an
        "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer,
        (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction; PROVIDED, HOWEVER, that in no event shall any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries, be deemed to be an Acquisition Transaction, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement;

                           (ii) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction;

                           (iii) Any person other than Grantee or a trustee holding on behalf of an employee benefit plan of the Issuer, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in
        Section   13(d)  of  the  1934  Act,  and  the  rules  and   regulations
        thereunder);

                           (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

                           (v) After an overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and (y) shall not have been cured prior to the Notice Date (as defined below); or

                           (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

                   (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

                           (i) The acquisition by any person of beneficial ownership of 20% or more of the then outstanding Common Stock; or

                           (ii) The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 20%.

                   (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has notice (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

                   (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); PROVIDED that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

                   (f) At the  closing  referred  to in  subsection  (e) of this
Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, PROVIDED that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

                   (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

                   (h)  Certificates  for Common  Stock  delivered  at a closing
hereunder  may  be  endorsed   with  a   restrictive   legend  that  shall  read
substantially as follows:

                   "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

                   (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this
Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

                   3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.


                   4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

                   5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to
Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, option exercise, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

                   6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 90 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and PROVIDED, HOWEVER, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and PROVIDED FURTHER, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this
Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

                   7. (a) Immediately prior to the occurrence of a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made and not withdrawn prior to acceptance of such shares, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

                   (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within the latter to occur of (x) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

                   (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

                   (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the provisos to Section 2(b)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

                   8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

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

                   (b) The following terms have the meanings indicated:

                   (i) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

                   (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

                   (iii) "Assigned Value" shall mean the Market/Offer Price, as defined in Section 7.

                   (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; PROVIDED that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

                   (c) The Substitute Option shall have the same terms as the Option, PROVIDED, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

                   (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

                   (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

                   (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

                   9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to (x) the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute
Common Stock for which the Substitute Option may then be exercised plus (y) Grantee's reasonable out-of-pocket expenses (to the extent not previously reimbursed), and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to (x) the Highest Closing Price multiplied by the number of Substitute Shares so designated plus (y) Grantee's reasonable Out-of-Pocket Expenses (to the extent not previously reimbursed). The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

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

                   (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share
Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

                   (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals, in each case as promptly as practicable, in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

                   10. The 90-day period for exercise of certain rights under Sections 2, 6, 7 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

                   11. Issuer hereby represents and warrants to Grantee as follows:

                   (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

                   (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and except for limitations on voting rights contained in the certificate of incorporation, will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

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

                   12. Grantee hereby represents and warrants to Issuer that:

                   (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

                   (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

                   13. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such later period as provided in Section 10); PROVIDED, HOWEVER, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (E.G., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

                   14. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making notification or application to list the shares of Common Stock issuable hereunder on the Nasdaq National Market System upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

                   15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

                   16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

                   17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

                   18. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                   19.   This   Agreement   may  be  executed  in  two  or  more
counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                   20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

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

                   21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

                   22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.



                   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.


                                  STAR BANC CORPORATION



                                  By: /s/ JERRY A. GRUNDHOFER
                                     Name:   Jerry A. Grundhofer
                                     Title:  Chairman, President
                                               and Chief Executive Officer



                                  GREAT FINANCIAL CORPORATION



                                  By: /s/ PAUL M. BAKER
                                      Name:  Paul M. Baker
                                      Title: Vice Chairman,
                                               President and Chief Executive
                                               Officer






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